UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2003

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 278-1100

Item 2. Acquisition or Disposition of Assets.

On December 29, 2003, SAFLINK Corporation (the “Company”) acquired certain assets and rights used in connection with the digital identity and biometric-enhanced physical access security business of Information Systems Support, Inc., a Maryland corporation (“ISS”) and Biometric Solutions Group, Inc., a Delaware corporation (“BSG”), pursuant to the terms of an Asset Purchase Agreement, dated as of December 28, 2003, by and between the Company, ISS and BSG. The Company intends to integrate the acquired assets into its business operations and intends to continue the operation located in Charleston, South Carolina.

The purchase price paid in the acquisition was approximately $4.1 million, which consisted of $500,000 in cash and 1,122,855 shares of the Company’s common stock. The value of the common stock is based on the average close price of SAFLINK common stock in the five trading days preceding the acquisition. ISS and BSG have agreed not to sell the shares of common stock received in the transaction for a period of three years. The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock issued in connection with the transaction.

The consideration for the acquisition was determined through arms-length negotiation, and the cash portion of the purchase price was paid out of funds from the working capital of the Company. There were no material relationships between the Company and ISS, or the Company and BSG, or any of their respective affiliates, directors or officers, or any associates of any such director or officer, prior to the acquisition transaction.

The Company acquired certain intellectual property, tangible assets and inventory in the transaction. In addition, certain employees of ISS were offered employment with the Company in connection with the acquisition, including Robert L. Turbeville, Jr., a former Senior Vice President for ISS who will lead the new physical access group for the Company. The Company did not acquire any known liabilities in the transaction.

At closing of the transaction, approximately 47% of the purchase price, comprising 600,000 shares of the Company’s common stock, was placed into an escrow for the purpose of securing the indemnification obligations of ISS and BSG under the purchase agreement. Subject to certain exceptions, 300,000 of the shares will remain in escrow for a period of one year from the closing date, and the balance of the shares will remain in escrow for a period of two years from the closing date, and in each case until all pending claims for indemnification, if any, have been resolved.

The preceding discussion of the significant terms and provisions of the asset purchase agreement is qualified by reference to the agreement attached as Exhibit 2.1 to this report.

A copy of the Company’s press release announcing the transaction is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

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Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements of the acquired business required to be filed pursuant to Item 7(a) of Form 8-K were not available at the time of filing of this report on Form 8-K and will be filed by amendment to this report on Form 8-K as soon as practicable, but in no event later than 60 days after the date this report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required to be filed pursuant to Item 7(b) of Form 8-K was not available at the time of filing of this report on Form 8-K and will be filed by amendment to this report on Form 8-K as soon as practicable, but in no event later than 60 days after the date this report on Form 8-K is required to be filed.

(c) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation, Information Systems Support, Inc., a Maryland corporation, Biometric Solutions Group, Inc., a Delaware corporation

99.1	Escrow Agreement dated as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation, Information Systems Support, Inc., a Maryland corporation, Biometric Solutions Group, Inc., a Delaware corporation, and Carney Badley Spellman, PS, as escrow agent

99.2	Registration Rights Agreement dated as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation, and Biometric Solutions Group, Inc., a Delaware corporation

99.3	Press release dated December 29, 2003, announcing the Company’s agreement to acquire certain assets of Information Systems Support Inc. and Biometric Solutions Group, Inc.

This Current Report on Form 8-K contains statements and information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties associated with the successful integration of the acquired business, technology and employees and the realization of anticipated benefits of the transaction, risks associated with the rapidly evolving market for biometric solutions and the Company’s products and services, and the Company’s working capital deficit and its ability to continue as a going concern, as well as other factors that are discussed in more detail in the Company’s 414(b)(3) Prospectus filed with the SEC August 16, 2002, as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

December 30, 2003	By:	/s/ Glenn Argenbright
Glenn Argenbright President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement dated as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation, Information Systems Support, Inc., a Maryland corporation, Biometric Solutions Group, Inc., a Delaware corporation

99.1	Escrow Agreement dated as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation, Information Systems Support, Inc., a Maryland corporation, Biometric Solutions Group, Inc., a Delaware corporation, and Carney Badley Spellman, PS, as escrow agent

99.2	Registration Rights Agreement dated as of December 28, 2003, by and between SAFLINK Corporation, a Delaware corporation, and Biometric Solutions Group, Inc., a Delaware corporation

99.3	Press release dated December 29, 2003, announcing the Company’s agreement to acquire certain assets of Information Systems Support Inc. and Biometric Solutions Group, Inc.

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